Exhibit 99.1

  Infinity Property and Casualty Corporation Announces Fourth Quarter Results

    BIRMINGHAM, Ala., Feb. 10 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance, today reported net earnings for the fourth quarter of $19.5 million or $0.94 per share, on a fully diluted basis, compared to net earnings of $13.6 million or $0.67 per share on a pro forma basis for the fourth quarter of 2002. For the year ended December 31, 2003, net earnings were $58.2 million or $2.83 per share, as compared with $39.9 million, or $1.96 per share on a pro forma basis for the same period in 2002. Pro forma earnings for the fourth quarter and the twelve months ended December 31, 2002 combine the separate results for Infinity's nonstandard auto subsidiaries ("NSA Group") and the personal insurance business assumed by Infinity as part of the initial public offering completed in February 2003 ("Assumed Agency Business").
     Net earnings for the fourth quarter and twelve months ended
December 31, 2003 include a gain of $0.25 per diluted share related to the commutation of various arrangements with American Financial Group. Offsetting this gain is a loss of $0.10 per diluted share resulting from the sublease of excess space in the Alpharetta, Georgia office.
    Operating earnings, a non-GAAP measure, were $19.7 million or $0.95 per share for the fourth quarter of 2003 compared to $13.8 million or $0.68 per share on a pro forma basis for the fourth quarter of 2002. For the twelve months ended December 31, 2003, operating earnings were $57.6 million or $2.79 per share, as compared with $44.3 million or $2.18 per share on a pro forma basis for the same period in 2002. Operating earnings is defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.
    Underwriting income, a non-GAAP measure, was $16.6 million and $52.9 million in the fourth quarter and twelve months ended December 31, 2003, respectively. By comparison, $15.2 million and $29.1 million of underwriting income was earned in the fourth quarter and twelve months ended December 31, 2002, respectively. Infinity produced a GAAP combined ratio in the fourth quarter of 91.5%, compared to 91.1% in the fourth quarter of 2002. For the twelve months ended December 31, 2003, the GAAP combined ratio of 92.5% represents a 3.7 point improvement over that in the same period of 2002. Underwriting income is defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.
    Net written premiums for the quarter and twelve months ended December 31, 2003 were $194.9 million and $817.6 million compared with $145.7 million and $687.3 million for the same periods in 2002. The increase in net written premiums in the fourth quarter of 2003 compared to the fourth quarter of 2002 is largely attributable to the reduction in the auto physical damage ceded premiums from 90% in previous periods to 20% in the third quarter of 2003.
    Excluding the auto physical damage quota share, net premiums written in the fourth quarter of 2003 were $210.4 million, a 5.4% decrease compared to the fourth quarter of 2002. Net premiums written for the twelve months ended December 31, 2003, excluding both the auto physical damage quota share and $48.0 million of unearned premium related to the Assumed Agency Business transferred on January 1, 2003, decreased 9.5% compared to the twelve months ended December 31, 2002.
    "We are pleased to finish our first year as a public company with another strong quarter," states James Gober, Infinity's President, CEO & Chairman. "Operating and underwriting results continued to improve in the fourth quarter and we were able to exceed our 12% ROE target for the year."

    Franchise States Results

    Gross written premiums in Infinity's five franchise states of California, Florida, Connecticut, Pennsylvania, and Georgia, which accounted for 76% of our gross written premiums for 2003, were $168.5 million in the fourth quarter of 2003 compared with $152.9 million the same period in 2002. Gross written premiums for the franchise states were $735.8 million for the twelve months ended December 31, 2003, up 5.5% from that in 2002. These gross written premiums reflect gross premiums for the NSA Group and premiums gross of the auto physical damage quota share for the Assumed Agency Business.

    Condensed Balance Sheet

    Cash and invested assets for the year ended December 31, 2003 increased $205.6 million from pro forma December 31, 2002, primarily from investing the proceeds of the $200 million term loan offering in July 2003. Total liabilities increased by $101.9 million primarily as a result of the July term loan offering offset by the subsequent repayment of the $55 million promissory note issued in connection with Infinity's formation. Shareholders' equity for the year ended December 31, 2003 increased $68.6 million from pro forma 2002. Net earnings of $58.2 million and an increase in unrealized gains of $12.3 million contributed to the increase in equity. The pro forma balance sheet for the year ended December 31, 2002 combines the separate balance sheets for Infinity's nonstandard auto subsidiaries ("NSA Group") and the personal insurance business assumed by Infinity as part of the initial public offering completed earlier this year ("Assumed Agency Business").

    2004 Earnings Guidance

    Infinity is affirming its 2004 earnings guidance of $2.80 to $3.00 initially issued in the third quarter earnings release.

    Forward-Looking Statements

    This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements which include the words "believes", "expects", "may", "should", "intends", "plans", "anticipates", "estimates", or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements. Examples of such forward looking statements include statements relating to Infinity's expectations concerning market and other conditions, future premiums, revenues, earnings and investment activities, expected losses, rate increases, improved loss experience and expected expense savings resulting from consolidation of the operations of its insurance subsidiaries.

    Actual results could differ materially from those expected by Infinity depending on changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity's pricing methodologies, the presence of competitors with greater financial resources and the impact of competitive prices, the ability to obtain timely approval for requested rate changes, judicial and regulatory developments adverse to the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends, acts of war and terrorist activities, and the challenges posed by consolidating the operations of Infinity's insurance subsidiaries. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity's filings with the Securities and Exchange Commission.

    Conference Call
     The Company will hold a conference call to discuss 2003 fourth quarter results at 11:00 a.m. (ET) today, February 10. There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-800-901-5217 and providing the confirmation code 44571034. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Tuesday, February 17, 2003. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 51380757. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity's website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity's website approximately one hour following the completion of the call and will be available for one year.

     Infinity Property and Casualty Corporation
     Statement of Earnings
     (in millions, except EPS)
                                For the Quarter         For the Twelve Months
                               Ended December 31,        Ended December 31,
                                           Pro                       Pro
                                         Forma (1)                 Forma (1)
                               2003        2002         2003         2002
    Income:
     Earned Premiums         $194.5       $172.4       $698.7       $753.1
     Investment Income(2)      15.3         15.3         57.2         66.8
     Realized Gains (Losses)   (0.3)        (0.3)         1.0         (6.7)
     Other (3)                  8.2          0.8         12.1          4.0
                              217.7        188.2        769.0        817.2
    Expenses:
     Loss, Loss Adjustment and
      Underwriting
       Expenses(4)            177.9        157.2       645.8         724.0
     Interest Expense           2.1          1.2         6.5           4.7
     Other (5)                  8.6          8.2        29.2          26.8
                              188.7        166.6       681.6         755.5
    Income before Taxes        29.0         21.6        87.4          61.7
    Income Taxes                9.5          8.1        29.2          21.8
    Net Earnings              $19.5        $13.6       $58.2         $39.9
    Net Earnings per
     Share - Basic            $0.96        $0.67       $2.86         $1.96
    Weighted Average
     Shares - Basic          20.350       20.347      20.348        20.347
    Net Earnings per
     Share - Diluted          $0.94        $0.67       $2.83         $1.96
    Weighted Average
     Shares - Diluted        20.688       20.347      20.594        20.347
    *columns may not foot due to rounding
     Notes:
     (1) pro forma adjustments have been made for the following items:
          a. investment income on the $125.3 million portfolio transferred with the Assumed Agency Business at its market yield of 4.4%;
          b. interest expense on the $55 million note issued in December 2002; and income tax effects on applicable items
     (2) Investment income for the twelve months ended December 31, 2003 declined as a result of lower market yields.
     (3) Other income for the fourth quarter and year ended December 31, 2003 includes a $6.7 million pre-tax gain related to the commutation of various agreements with American Financial Group.
     (4) Loss, LAE & underwriting expense for the fourth quarter and year ended December 31, 2003 includes a $1.4 million pre-tax offset related to the commutation of various agreements with American Financial Group. Loss, LAE & underwriting expense for the fourth quarter of 2002 includes $5.4 million of reserves released.
     (5) Other expenses include a $3.2 million pre-tax loss on subleased space.

     Infinity Property and Casualty Corporation
     Condensed Balance Sheet
     (in millions, except book value per share)
                                                            For the Year
                                                          Ended December 31,
                                                                        Pro
                                                                     Forma (1)
                                                         2003           2002
    Assets:
     Cash and invested assets                        $1,392.2       $1,186.6
     Other assets                                       507.9          543.1
     Total assets                                    $1,900.1       $1,729.7
    Liabilities and Shareholders' Equity:
     Unpaid losses and loss adjustment expenses        $709.9         $729.6
     Unearned Premium                                   371.7          350.6
     Long-term debt (2)                                 195.5           55.0
     Other Liabilities                                  167.7          207.7
       Total Liabilities                              1,444.8        1,342.9
    Total shareholders' equity                          455.4          386.8
       Total liabilities and shareholders' equity    $1,900.1       $1,729.7
    Shares Outstanding                                 20.350         20.347
    Book Value per Share                               $22.38         $19.01
      *columns may not foot due to rounding
     Notes:
     (1) The pro forma balance sheet for the year ended December 31, 2002 combines the separate balance sheets for Infinity's nonstandard auto subsidiaries ("NSA Group") and the personal insurance business assumed by Infinity as part of the initial public offering completed earlier this year ("Assumed Agency Business").
     (2) The long-term debt for 2002 represents a promissory note issued in connection with Infinity's formation. This note was repaid with a portion of the proceeds from the July term loan offering.

    Definitions of Non-GAAP Financial and Operating Measures

    Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

    Underwriting income measures the insurer's profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

    Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

                                For the Quarter      For the Twelve Months
                               Ended December 31,      Ended December 31,
                                           Pro                      Pro
    (in millions)                         Forma                    Forma
                              2003        2002         2003         2002
    Premiums Earned         $194.5       $172.4      $698. 7       $753.1
    Loss, Loss Adjustment
     and Underwriting
      Expenses               177.9        157.2        645.8        724.0
    Underwriting Income       16.6         15.2         52.9         29.1
    Investment Income         15.3         15.3         57.2         66.8
    Other Income               8.2          0.8         12.1          4.0
    Interest Expense on Debt  (2.1)        (1.2)        (6.5)        (4.7)
    Other Expense             (8.6)        (8.2)       (29.2)       (26.8)
    Pre-Tax Operating Income  29.3         21.9         86.4         68.5
     Income Tax                9.6          8.2         28.8         24.2
    Operating Earnings,
     after-tax                19.7         13.8         57.6         44.3
    Realized Gains (Losses)   (0.3)        (0.3)         1.0         (6.7)
    Income Tax Benefit
     (Expense)                 0.1          0.1         (0.3)         2.3
                              (0.2)        (0.2)         0.7         (4.4)
    Net Earnings             $19.5        $13.6        $58.2        $39.9
    Operating Earnings
     per Share - diluted     $0.95        $0.68        $2.79        $2.18
    Net Realized Gains
    (losses)                 (0.01)       (0.01)        0.04        (0.22)
    Net Earnings Per Share -
     diluted                 $0.94        $0.67        $2.83        $1.96
    *columns may not foot due to rounding
     Contact:  Roger Smith
               Chief Financial Officer
              (205) 803-8188

SOURCE  Infinity Property and Casualty Corporation
    -0-                             02/10/2004
    /Contact: Roger Smith, Chief Financial Officer of Infinity Property and Casualty Corporation, +1-205-803-8188/
    /Web site:  http://www.ipacc.com /
    (IPCC)
CO:  Infinity Property and Casualty Corporation
ST:  Alabama
IN:  INS FIN AUT
SU:  ERN CCA